EXHIBIT 2.1

FIRST AMENDMENT TO
AGREEMENT FOR PURCHASE AND SALE OF MEMBERSHIP INTEREST

This First Amendment to Agreement for Purchase and Sale of Membership Interest (the “First Amendment”) is made this 29th day of June, 2010, by and between Gas Transmission Northwest Corporation, a California corporation (“Seller”) and TC PipeLines Intermediate Limited Partnership, a Delaware limited partnership (“Buyer”).  Seller and Buyer are referred to herein collectively as the “Parties” and individually as a “Party”.

WHEREAS, the Parties entered into that certain Agreement for Purchase and Sale of Membership Interest, dated May 19, 2009 (the “Agreement”); and

WHEREAS, the Parties agree to amend certain dates in the Agreement to provide additional time for Seller to secure an agreement with an Other Shipper.

NOW, THEREFORE, in consideration of the premises and the terms and conditions set forth herein, the Parties hereto agree as follows:

1.	The last two sentences of Section 9.03 of the Agreement shall hereby be amended and superseded with the following:

“If, prior to the Yuma Termination Date Seller secures an agreement with Imperial Irrigation District (IID), then at least 30 days prior to the date on which service on the Yuma Lateral is to commence for IID (or such lesser time as is reasonably practicable), Seller shall provide to Buyer a statement detailing the Other Shipper Amount applicable to IID.  On the date service on the Yuma Lateral commences for IID, Buyer shall pay to Seller the Other Shipper Amount applicable to IID.  All amounts payable pursuant to this Section 9.03 shall be paid by wire transfer of immediately available funds to the account or accounts designated by Seller prior to date of payment.”

2.	The definition of “Yuma Termination Date” in Appendix A of the Agreement shall hereby be amended and superseded with December 31, 2010.

3.	All other terms of the Agreement not modified by this First Amendment shall remain in full force and effect.

4.	Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

5.
This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  The Parties hereto agree that this First Amendment may be executed by facsimile, which facsimile signatures shall have the same effect as an original signature.

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be executed on the day and year first written above.

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GAS TRANSMISSION NORTHWEST CORPORATION		TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP By: TC PipeLines GP, Inc., its General Partner

Signed:	/s/ Dean Ferguson	Signed:	/s/ Sean M. Brett
Name:	Dean Ferguson	Name:	Sean M. Brett
Title:	Vice President	Title:	Vice-President, Commercial Operations

Signed:	/s/ Kelly J. Jameson	Signed:	/s/ Mark Zimmerman
Name:	Kelly J. Jameson	Name:	Mark A.P. Zimmerman
Title:	Secretary	Title:	President

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